Post-Effective Amendment No. 15 to
                                                       SEC File No. 70-8593

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  APPLICATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                  GPU, INC. ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054

                           GPU INTERNATIONAL, INC. ("GPUI")
                          EI SERVICES, INC. ("EI Services")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                   JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                        METROPOLITAN EDISON COMPANY ("Met-Ed")
                      PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                     P.O. Box 16001, Reading, Pennsylvania 19640

                              GPU SERVICE, INC. ("GPUS")
                 100 Interpace Parkway, Parsippany, New Jersey 07054
                      (Names of companies filing this statement
                         and addresses of principal offices)

                                      GPU, INC.
          (Name of top registered holding company parent of the applicants)


          M.A. Nalewako, Secretary           Douglas E. Davidson, Esq.
          M.J. Connolly, Esq.                Berlack, Israels & Liberman LLP
          GPU Service, Inc.                  120 West 45th Street
          100 Interpace Parkway              New York, New York  10036
          Parsippany, New Jersey 07054

          W.S. Greengrove, Secretary
          GPU International, Inc.
          One Upper Pond Road
          Parsippany, New Jersey 07054
            ______________________________________________________________
                     (Names and addresses of agents for service)

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     GPU,  GPUI, EI  Services,  JCP&L, Met-Ed,  Penelec and  GPUS

hereby  post-effectively amend  their  Application  on Form  U-1,

docketed  in SEC  File  No. 70-8593,  as  heretofore amended, as follows:

     1.   By amending the first paragraph of Paragraph D of Post-

Effective Amendment No. 10 to read in its entirety as follows:

          At June 30, 1997, GPU's consolidated retained earnings,
          as  determined  in  accordance  with  Rule   53(a)  was
          approximately $2,142 billion, and the Investment Cap was accordingly about $1,071 billion. As of that date, GPU had invested or committed to invest an aggregate of
          approximately   $954  million  in  EWGs  and  FUCOs as follows:

                                        Amount
Project                            (US $ millions)

Midlands Electricity plc                $586
Termobarranquilla S.A.                   123
Solaris Power                            126
Empresa Guaracachi S.A.                   49
Mid-Georgia Cogen L.P.                    44
Selkirk Cogeneration Partners, L.P.       14
Brooklyn Energy Limited Partnership       10
Other Development Projects                 2

TOTAL                                   $954

As a result, only approximately $117 million remains available under the Investment Cap for GPU to make further investments in or acquisitions of interests in EWGs and FUCOs.


     2.   By amending the last sentence of the first paragraph of

paragraph I(1)(d)("Financial Risks") of  Post-Effective Amendment

No.  10, as added by Post-Effective  Amendment No. 14, to read in its entirety as follows:

          As of June 30, 1997, the aggregate amount of non-recourse debt applicable to Exempt Entities owned directly or indirectly by GPU was approximately $2.786 billion, of which approximately $1.284 billion is attributable to GPU's equity interest in such Exempt Entities.

     3.   By  amending the  first sentence  of paragraph  I(1) of Post-

Effective  Amendment No.  10,  to read  in  its entirety as follows:

          Every potential project investment opportunity developed by GPUI and its affiliates, GPU Electric, Inc. (formerly "EI Energy") ("GPU Electric") and GPU Power, Inc.

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           (formerly  "EI   Power")  ("GPU  Power") (collectively, the
           "GPU   International  Group") is subject to  a series  of
           formal  reviews to  ensure the  project's soundness.*

           ___________
           * GPUI, GPU Electric and GPU Power are wholly owned subsidiaries of GPU. Through subsidiaries, GPU Electric holds the GPU System's investments in FUCOs, and GPU Power, which is itself an EWG, holds the System's principal EWG investments. GPU's investments in qualifying facilities are held through GPUI, which also holds certain EWG and other non-utility investments and provides development, operational, administrative, fuel management and related services.

      4.   By adding the following  to the end of footnote  (3) in

 paragraph (m):

           If the effect of such non-recurring charges is not excluded, GPU's P/E ratios for 1996 and 1995 would be
           13.6 and 9.0, respectively.


      5.   By amending the second  sentence of subparagraph (1)(a)

 of  paragraph M of Post-Effective Amendment No. 10, as amended by Post-

 Effective  Amendment No.  14,  to read  in  its entirety as follows:

           For example, investments in this amount would be equal to only 24.9% of GPU's total capitalization ($8.6 billion*); 34.2% of consolidated net utility plant ($6.4 billion); and 19.4% of total consolidated assets ($11.2 billion).

           ___________
           * Includes an additional $1.187 billion of non-recourse debt applicable to GPU's ownership interest in Exempt Entities which is not consolidated for financial reporting purposes. See Exhibit F-3.


      6.   By amending clause (3) of paragraph O of Post-Effective

 Amendment No. 10, as added by Post-Effective Amendment No. 14, to read in its entirety as follows:

           (3) consolidated capitalization ratios as of the end of such quarter, with consolidated debt to include all short-term and non-recourse debt of Exempt Entities;

                                    2
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      7.   The following  additional exhibits are filed  in Item 6

 hereof:

      (a)  Exhibits:


           F-3  -    GPU  Capitalization  Summary as  of  June 30,
                     1997.

           I    -    Revised   Capitalization    and   pro   forma
                     capitalization   ratios   --   to  be   filed
                     separately under request for confidential treatment pursuant to Rule 104.












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                             SIGNATURE


           PURSUANT  TO  THE REQUIREMENTS  OF  THE PUBLIC  UTILITY

 HOLDING  COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

 CAUSED THIS STATEMENT  TO BE SIGNED ON THEIR BEHALF BY THE UNDER-

 SIGNED THEREUNTO DULY AUTHORIZED.


                               GPU, INC.
                               JERSEY CENTRAL POWER & LIGHT COMPANY
                               METROPOLITAN EDISON COMPANY
                               PENNSYLVANIA ELECTRIC COMPANY



                               By:  /s/ T.G. Howson

                                    T. G. Howson
                                    Vice President and Treasurer


                               GPU INTERNATIONAL, INC.



                               By:  /s/  B. L. Levy

                                    B. L. Levy
                                    President


 Date: August 21, 1997

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